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                                                                   EXHIBIT 10.17

                  AMENDED AND RESTATED ENDORSEMENT AGREEMENT

This Amended and Restated Endorsement Agreement is entered into as of this 15 day of March, 2000, between Carbite, Inc., a California corporation located at 6330 Nancy Ridge Dr., Suite 107, San Diego, CA 92121 which is a wholly-owned subsidiary of Carbite Golf, Inc., a British Columbia corporation (hereinafter collectively referred to as "Carbite") and Fuzzy Zoeller Productions, Inc. an Indiana corporation located at PO Box 1407, New Albany, IN 47151 (hereinafter referred to as "Zoeller").

Whereas, Zoeller represents it owns all the rights to the Fuzzy Zoeller name and likeness who is known through the world as a professional golfer; and

Whereas, Carbite manufactures and distributes products world wide; and

Whereas, Carbite is desirous of acquiring the exclusive rights to use Zoeller's name and likeness in promoting the company and products of Carbite, or other brands to be acquired by Carbite;

Whereas, the parties entered into an Endorsement Agreement dated as of August 20, 1999 which they now desire to amend and restate;

Therefore, in consideration of the Agreement herein and for other good and valuable consideration, it is agreed to as follows:

1. Zoeller agrees to allow the unlimited worldwide use of Zoeller's name and likeness in the promotion of Carbite products under the Carbite name or other brand to be acquired. The use of the Zoeller image and direct quotes attributed to Zoeller will be submitted to Zoeller in advance for approval and such approval will not be unreasonably withheld. Carbite agrees not to use Zoeller in the promotion of specific products that will violate the endorsement agreements currently in place.

2. Zoeller will provide a link from www.fuz.com to domains that Carbite will designate. Carbite will provide a link from Carbite domains to www.fuz.com. Zoeller will be available occasionally for on-line chats, providing time and schedule permit.

3. Zoeller will carry a Carbite or other brand to be acquired golf bag while competing on the PGA and Senior PGA TOUR, while attending corporate outings and all golf functions and activities in general and continue to conduct himself in a professional manner.
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4.   Zoeller will use his best efforts to attempt to use products by Carbite or other brands to be acquired. At a minimum, Zoeller will use 10 Carbite or other brand to be acquired clubs including wedges and putter. Carbite agrees to allow Zoeller to continue to play the Daiwa 153 irons until such time as Carbite has an agreement with Daiwa for continued use of the trademark or Carbite can provide an acceptable replacement. Zoeller will wear a Carbite or company to be acquired shirt for advertising or promotional purposes.

5. Zoeller will occasionally advise and consult with Carbite on golf club design.

6. Zoeller will provide a maximum of eight (8) days per contract year (dates, times, locations and schedule permitting) for sales and marketing of Carbite products or other brands to be acquired including filming infomercials, trade shows and customer meetings. Carbite agrees to the best of its ability to have as many of these dates as possible at Covered Bridge Golf Course.

7. Zoeller will use his best efforts to aid Carbite in corporate development. Carbite anticipates the need to use Zoeller to periodically meet with investment bankers, investors and shareholders among others to develop and expand relationships that will benefit the company. These meetings will be arranged in advance to meet the time and schedule of Zoeller.

8. As compensation, Carbite agrees to pay Zoeller the following in cash and common stock of Carbite Golf Inc:

                                             Cash      Stock     Total
                                                       Value
     Contract Year 1     (8/20/99-2/19/00)   $ 50,000  $ 88,000  $138,000

     Contract Year 2     (2/20/00-2/19/01)   $200,000  $100,000  $300,000

     Contract Year 3     (2/20/01-2/19/02)   $200,000  $100,000  $300,000

     Contract Year 4     (2/20/02-2/19/03)   $275,000  $225,000  $500,000

     Contract Year 5     (2/20/03-2/19/04)   $300,000  $250,000  $550,000

     Contract Year 6     (2/20/04-2/19/05)   $325,000  $250,000  $575,000

     a. The cash portion of such compensation shall be paid following schedule:

        (i) For Contract Year 1, $25,000 on the execution of this agreement and $25,000 90 days thereafter.

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     (ii)  For Contract Years 2-6, one-quarter increments shall be due on
           February 20/th/, May 20/th/, August 20/th/ and October 20/th/ of the Contract Year.


b.   The stock portion of such compensation shall be governed by the following:

     (i) For Contract Year 1, the shares shall be issued at the end of Contract Year 1 and shall be calculated at $.45 per share.

     (ii) For Contract Years 2-6, the shares to be issued shall be calculated semi-annually as follows:

               50% of the dollar value of stock to be issued in each Contract Year shall be calculated at August 20/th/ of each Contract year based on the weighted average closing sale price of the stock during the ten trading days prior to August 20/th/ of that Contract Year.

               The remaining 50% shall be calculated at the end of each Contract Year based on the weighted average closing sale price of the stock during the ten trading days prior to the last day of that Contract Year.

     (iii) Such calculations shall be based on trading on the Canadian Venture Exchange during such time as the stock is traded there or, if the stock ceases to be traded on the Canadian Venture Exchange, on such other stock exchange on which it is traded. If the shares are actively traded on more than one exchange, the calculations shall be based on an average of the weighted average closing sale price on those exchanges.

     (iv) If, in any Contract Year, the weighted average closing sale price is below $.45 U.S., Carbite may elect to pay Zoeller in cash.

     (v) If the shares to be issued to Zoeller during any Contract Year shall cause the cumulative number of shares issued to Zoeller under this Agreement to exceed 4.9% of the issued and outstanding shares of Carbite, Carbite may elect to cap the shares at 4.9% and pay the difference in cash.

     (vi) Carbite shall take all steps necessary to cause the shares due Zoeller for each Contract Year to be issued within thirty (30) days after the calculation date for each share issuance.

     (vii) Any shares issued pursuant to this Agreement, once issued, will not have been registered under the United States Securities Act of 1933 (the "Act") or the securities laws of any state of the United States, and will be "Restricted Securities" as the term is defined in Rule 144 under the Act. The shares, once issued, may not be offered for sale, sold or otherwise

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               transferred within the United States except pursuant to an effective Registration Statement under the Act and any applicable state securities laws, or pursuant to an exemption from registraton under the Act, the availability of which must be established to the satisfaction of the Company.

     (viii) Zoeller will execute an Investment Representation Agreement in the form attached hereto as Exhibit A.


     (ix) If Carbite subdivides or consolidates its stock, pays a stock dividend (other than in the ordinary course), or conducts a rights offering to its shareholders, then the number of shares to be issued Zoeller and the minimum price in Paragraph 8(b)(i) shall be increased or decreased proportionately.

     (x) Carbite stock in currently traded on the Canadian Venture Exchange. The shares issued to Zoeller under this Agreement will be subject to a hold period under the Securities Act (British Columbia), the rules and policies of the Canadian Venture Exchange, and/or other applicable securities laws.

9. Carbite agrees to pay all reasonable and necessary expenses involved in sales and marketing or corporate development appearances for Zoeller including first class travel hotel and meal expenses.

10. Zoeller will compete in a minimum of 15 PGA tournaments per year. If for whatever reason Zoeller plays in less than 15 PGA tournaments in any year, the compensation will be reduced by dividing the compensation by 15 and multiplying by the number of events played.

11.  Carbite can terminate the contract for the following reasons:

     a. Zoeller is unable to compete due to serious injury, dies, or fails to conduct himself in a professional manner consistent with the standards of the PGA Tour.

     b. The gross sales (net of returns) of Carbite, Inc., in calendar year 2001, do not exceed $25,000,000.

12. Carbite will indemnify Zoeller from any claims and damages arising from the use of the endorsed product or the endorsement of the products or the advertising of Carbite products.

13. This agreement shall be governed by the laws of the State of California. Any disputes between the parties that cannot be resolved will be determined by arbitration

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     according with the American Arbitration Association. The prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements.

14. The contact period shall commence on August 20, 1999 and conclude on August 20, 2004 unless sooner terminated, extended or renewed in accordance with this agreement.

15. Nothing contained in this Agreement shall be construed as establishing an employer/employee relationship between Carbite and Zoeller. There shall be no withholdings for tax purposes from any payments due to Zoeller form Carbite.

16. Neither party shall have any right to grant sublicenses or to otherwise assign any of its rights or obligations in this Agreement without the express written consent of the other party.

17. All notices or statements shall be sent via overnight express to the following addresses.

     Carbite Inc. or Carbite Golf, Inc.          Fuzzy Zoeller Productions, Inc.
     9985 Huennekens St.                         PO Box 1407
     San Diego, CA 92121                         New Albany, IN 47151
     Attention: John Pierandozzi                 Attention: Dave Lobeck

18. This Agreement is subject to regulatory approval by the Canadian Venture Exchange. Carbite shall promptly take all reasonable steps to secure such regulatory approval.

19. Carbite and Zoeller shall execute any and all such further deeds, documents and assurances and shall do any and all such further and other things as may be necessary to implement and carry out the intent of this Agreement.

20. The provisions herein contained constitute the entire agreement between the parties and supersede all previous understandings, communications, representations and agreements, whether written or verbal, between the parties with respect to the subject matter of this Agreement.

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21.  All dollar amounts referred to in this Agreement have been expressed in
     United States currency, unless otherwise indicated.

In Witness, the parties in this Agreement have caused it to be executed as of the 15th day of March, 2000.

Date:  3/15/00                          CARBITE INC.
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                                        By: /s/ John R. Pierandozzi
                                            --------------------------------


Date:  3/15/00                          CARBITE GOLF, INC.
     -------------------------

                                        By: /s/ John R. Pierandozzi
                                            --------------------------------
Date:  3/15/00                          FUZZY ZOELLER PRODUCTIONS, INC.
     -------------------------

                                        By: /s/ Dave Lobeck
                                            --------------------------------
                                            Fuzzy Zoeller Productions, Inc.

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